                                EXHIBIT 10.6.9

                   ADDENDUM TO BLUE CROSS LICENSE AGREEMENT
                   ----------------------------------------

          This Blue Cross License Agreement is made by and between Blue Cross and Blue Shield Association ("BCBSA") and the Blue Cross Plan known as Blue Cross and Blue Shield of Missouri (the "Plan").

                                   Preamble
                                   --------

          WHEREAS, BCBSA is the owner of the BLUE CROSS and the BLUE CROSS Design service marks (collectively the "Licensed Marks");

          WHEREAS the Plan was given the right to use the Licensed Marks as service marks for health care plans in its service area and the right to use BLUE CROSS in its trade and/or corporate name (the "Licensed Name");

          WHEREAS, BCBSA has informed the Plan that the Plan's Blue Cross License Agreement automatically terminated pursuant to paragraph 15(a)(viii) of that License Agreement as a result of an order entered by the Circuit Court of Cole, County, Missouri dated October 29, 1998 (the "Missouri Order") in certain litigation pending among and between the Plan, the Missouri Department of Insurance, and the Attorney General of the State of Missouri (the "Litigation");

          WHEREAS, the Plan has informed BCBSA that: (i) the Plan believes that because the Missouri Order was void and was vacated as void ab initio six days
                                                            -- ------
after it was entered, it was not effective and did not result in the automatic termination of the Plan's Blue Cross License Agreement; (ii) the Plan contends its Blue Cross License Agreement remains in effect; and (iii) to avoid the expense and delay of litigation and to clarify its right to continue to use the Licensed Marks and Licensed Name, the Plan is willing to accept benefits and rights under, this Addendum to Blue Cross License Agreement;

          WHEREAS, BCBSA has determined that it is in the best interest of the Licensed Marks, BCBSA, and its member Plans to grant the Plan a Blue Cross license pursuant to the terms of the Blue Cross License Agreement as amended by this Addendum to Blue Cross License Agreement;

          NOW THEREFORE, in consideration of the foregoing and the mutual agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                   Addendum
                                   --------

          1. BCBSA hereby grants the Plan, upon the terms, covenants, and conditions of the Blue Cross License Agreement attached hereto (the "Full License") as amended by this Addendum to Blue Cross License Agreement ("Addendum"), the right to use the Licensed Name in its trade and/or corporate name and the right to use the Licensed Marks in the sale, marketing, and administration of health care plans and related services in its licensed service area. Notwithstanding any provision to the contrary in the Full License, paragraphs 1 through 8 of this Addendum shall control to the extent they conflict with any terms, conditions, or covenants of the Full License. The term "Agreement" as used in the Full License shall be construed to include this Addendum.

          2. The Plan releases any and all claims, causes of action, actions, suits, or any demands whatsoever against BCBSA or any of its Member Plans, whether at law or equity, whether in judicial, arbitral, or alternative fora, and whether known or unknown, that the Plan now has or may have had on behalf of itself or any other person or entity at any time prior to and including the date hereof, or hereafter can, shall, or may have or claim to have, arising out of or in any way related to the aforementioned alleged automatic termination.

          3. BCBSA releases any and all claims, causes of action, actions, suits, or any demands whatsoever against the Plan, whether at law or equity, whether in judicial, arbital, or alternative fora, and whether known or unknown, that BCBSA now has or may have had on behalf of itself or any other person or entity at any time prior to and including the date hereof, or hereafter can, shall, or may have or claim to have, arising out of or in any way related to the aforementioned alleged automatic termination.

          4. The Plan warrants that, apart from the Litigation, it is in compliance with all, and has no plans to engage in conduct that would violate any, BCBSA rules and regulations, including all provisions of this Addendum. The Plan warrants that there is no imminent risk of dissolution of the Plan or of the appointment of a trustee, interim trustee, receiver, or other custodian for any of the Plan's business or property. The Plan shall immediately provide BCBSA's General Counsel with copies of all pleadings and orders in the Litigation upon receipt and shall regularly update BCBSA's General Counsel on the Litigation. If at any time after the effective date of this Addendum the Plan becomes aware of any event that indicates that the Plan or any of its licensed Controlled Affiliates is in imminent danger of dissolution, the Plan shall immediately notify BCBSA's General Counsel in writing.

          5. All disputes related to the termination of the Plan's licenses shall be adjudicated exclusively in a United States District Court, or if that Court does not have subject matter jurisdiction, in a Court with competent jurisdiction in Illinois. The Plan shall not claim that a Court in Illinois lacks personal jurisdiction over the Plan concerning any such dispute, nor that a Court in Illinois is an improper or inconvenient venue for any such dispute.

          6. The provisions of paragraph 15(d)(i) of the Full License related to notice to customers, and the provisions of paragraph 15(d)(iii) of the Full License related to the reestablishment fee, shall not apply to the alleged automatic termination triggered by the Missouri Order. The BCBSA Board of Directors' March 12, 1998 resolution relating to the Plan's licenses is superseded by the terms of the Full License as amended by this Addendum, provided, however, that paragraph 15(a)(vii) of the Full License shall not apply with respect to the Litigation and is superseded by paragraph 8 of this Addendum.

          7. The Full License as amended by this Addendum shall automatically terminate upon any judicial act which: (i) provides that, or approves a transaction pursuant to which, a person, entity or group other than licensees of BCBSA, acquires the ability to select the majority of the members of the Board of Directors of the Plan or any of its Larger Controlled Affiliates or otherwise gains control of the Plan or Larger Controlled Affiliates; or (ii) changes the composition, or the voting rights of the members, of the Board of Directors of the Plan or any of its Larger Controlled Affiliates. This paragraph shall not apply to a settlement or resolution of the Litigation that complies with all BCBSA rules, regulations, and standards and is approved by or conditioned on the approval of BCBSA.

          8. The Full License as amended by this Addendum shall automatically terminate on March 10, 2000, unless the BCBSA Board of Directors takes affirmative action to extend the license on or before the scheduled Board meeting on March 10, 2000.

          9. The Full License as amended by this Addendum shall be deemed effective as of October 29, 1998.

IN WITNESS HEREOF, the parties have caused the Full License as amended by this Addendum to Blue Cross License Agreement to be executed, effective October 29, 1998:


BLUE CROSS AND BLUE SHIELD ASSOCIATION:

By:       /s/ Scott P. Seroto
       ------------------------------------

Title: ______EVP-COO_______________________

Date:  ______11-23-99______________________



BLUE CROSS AND BLUE SHIELD OF MISSOURI

By:    _____/s/ John O'Rourke______________

Title: _____President______________________

Date:  _____November 23, 1999______________